Exhibit 10.3

EMPLOYMENT AGREEMENT AND RELEASE

This Employment Agreement and Release (“Agreement”) is made by and between T.J. Rodgers (“Executive”) and Cypress Semiconductor Corporation (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Executive was employed by the Company as its President and Chief Executive Officer through and including April 28, 2016;

WHEREAS, the Company and Executive have entered into certain stock option agreements granting Executive the option to purchase shares of the Company’s common stock subject to the terms and conditions of the Company’s  stock option plans in place at the time of the grants and the stock option agreements (collectively the “Option Agreements”);

WHEREAS, the Company and Executive have entered into Performance Accelerated Restricted Stock Program Grant Agreements, dated March 3, 2015 and April 1, 2016, granting Executive performance-based restricted stock units (“PSUs”) and service-based restricted stock units (“RSUs”) subject to the terms and conditions of the Company’s 2013 Stock Plan and the Performance Accelerated Restricted Stock Program Grant Agreements (together with the Option Agreements, the “Stock Agreements”);

WHEREAS, Executive voluntarily resigned from his positions as President and Chief Executive Officer of the Company, effective as of April 28, 2016 (the “Resignation Date”);

WHEREAS, the Parties mutually desire that Executive continue providing services to the Company as an employee in the role of Technical Advisor;

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s resignation as President and Chief Executive Officer, as well as his employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1. Consideration.

a. Resignation as Executive. Executive acknowledges his voluntary resignation from his positions as President and Chief Executive Officer with the Company, effective as of April 28, 2016.  To the extent he has not already done so, Executive agrees to execute any necessary forms or other documents required to effect such resignation from his positions as President and Chief Executive Officer, including any positions with subsidiaries including director positions with the exception of Deca Technologies.

b. Continued Employment as Technical Advisor.  Following the Resignation Date, the Company agrees to continue to employ Executive as a Technical Advisor on an at-will basis.  As an at-will employee, either Executive or the Company may terminate his employment at any time, for any reason, and with or without notice.   Executive shall be paid, consistent with Company payroll practices for employees, an annual salary of $300,000 per year.  Said salary will be evaluated on an annual basis in a manner consistent with the salary evaluation practices for a position of this level.  In addition, Executive will be eligible for a target bonus equivalent to 80% of his annual compensation.  In connection with said bonus eligibility, the Compensation Committee will in good faith establish Executive’s goals and objectives within thirty (30) days of the Effective Date of this Agreement, and similarly determine whether the Company will grant Executive any performance-based restricted stock units (“PSUs”) and service-based restricted stock units (“RSUs”) in connection with his providing services as a Technical Advisor.  In addition, as an employee Executive will continue to receive the same medical benefits coverage he received as of the Resignation Date.  In addition, the Company shall continue to provide Executive with administrative support while employed consistent with past practices.

c. Stock Vesting Acceleration.  As further consideration for Executive’s execution of this Agreement and his fulfillment of all of its terms and conditions, upon the Effective Date the Company agrees to immediately accelerate the vesting (both time and performance based) of one hundred percent (100%) of Executive’s unvested PSUs and RSUs.  The Parties agree and acknowledge that as of the Effective Date, Executive has vested in a total of 192,000 RSUs and 300,000 PSUs. Accordingly, except as set forth in this Agreement, all other provisions of the Stock Agreements and Option Agreements (including, but not limited to, the exercise of vested stock options) shall remain in full force and effect and Executive’s vested options and any issued Company common stock thereunder shall continue to be governed by the terms and conditions of the Stock Agreements.

d. Severance  Payment.  Within thirty (30) days following the Effective Date of this Agreement, the Company will make a lump sum payment to Executive in the total amount of Four Million, Five Hundred Thousand Dollars ($4,500,000), less applicable withholdings, which is the equivalent to (i) three (3) years of Executive’s base salary as of the Resignation Date, and (ii) three (3) times the amount of Executive’s annual bonus opportunity as of the Resignation Date.  Executive understands and agrees that the Company will issue to him a Form W-2 in connection with said severance payment.

e. Supplemental Release Consideration.  Subject to Executive executing and not revoking the Supplemental Release attached hereto as Exhibit A (the “Supplemental Release”), the Company agrees to reimburse Executive for all payments of premiums Executive makes for coverage under the Company’s group health insurance plans pursuant to COBRA (as defined below) for a period of up to twenty-four (24) months after the end of his employment as Technical Advisor, provided Executive timely elects and pays for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any state law equivalent (“COBRA”), within the time period prescribed by COBRA (the “COBRA Reimbursements”); provided, however, that if the Company determines in its sole discretion that it cannot provide the COBRA Reimbursements without potentially violating applicable laws (including, without limitation, Section 2716 of the Public Health Service Act and the Employee Retirement Income Security Act of 1974, as amended), then in lieu thereof, the Company will provide to Executive a taxable lump sum payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue coverage under the Company’s the group health insurance plans in effect on the date of termination of Executive’s employment (which amount will be based on the premium for the first month of COBRA coverage) for a period of twenty‑four (24) months, which payment will be made regardless of whether Executive elects COBRA continuation coverage (the “Taxable COBRA Payment”) (either the Taxable COBRA Payment or the COBRA Reimbursement, as applicable, referred to herein after as the “Supplemental Release Consideration”).

f. Supplemental Release Agreement.   In exchange for the Supplemental Release Consideration, Executive agrees to execute, within twenty-one (21) days after termination of his employment as a Technical Advisor for the Company, a Supplemental Release Agreement attached hereto as Exhibit A, which agreement will serve to cover the time period from the Effective Date of this Agreement through the Supplemental Release Effective Date; provided, however, the Parties agree to modify the Supplemental Release to comply with any new laws that become applicable prior to the termination of Executive’s employment with the Company as a Technical Advisor.  Executive understands and agrees that he will only be entitled to such Supplemental Release Consideration in Section 1.e. above if he executes the Supplemental Release Agreement within the time allotted in this Section 1.f. and does not revoke that agreement.

g. No Further Severance.  Except as explicitly set forth in this Agreement, Executive acknowledges and agrees that he is not entitled to receive any severance compensation or benefits from the Company.  Executive hereby waives his right to receive any such severance not explicitly set forth in this Agreement and acknowledges that without this Agreement, he is not otherwise entitled to the consideration listed in this Section 1.

h. Cooperation.   Executive agrees to provide reasonable cooperation and assistance to the Company in connection with any claims asserted against the Company by any third parties, both during the term of his employment with the Company and after separation.

2. Resignation from the Board.  Executive agrees that upon the appointment of a new President and Chief Executive Officer he will immediately resign his position as a director of the Company, which resignation shall be accepted or declined by the Board in its sole discretion.

3. Benefits.  Executive’s health insurance benefits shall cease on the last day of the month in which his employment as Technical Advisor ends, subject to Executive’s right to continue his health insurance under COBRA.  Executive’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options, and the accrual of bonuses, vacation, and paid time off, will cease as of the end of his employment as a Technical Advisor for the Company.

4. Payment of Salary and Receipt of All Benefits.  Executive acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, reimbursable expenses, stock, stock options, vesting, and any and all other benefits and compensation due to Executive as of the Effective Date of this Agreement.

5. Release of Claims.  Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”).  Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a. any and all claims relating to or arising from Executive’s resignation as President and Chief Executive Officer, his employment relationship with the Company and the termination of that relationship, as applicable;

b. any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991;

the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  Notwithstanding the foregoing, Executive acknowledges that any and all disputed wage claims that are released herein shall be subject to binding arbitration in accordance with Section 13, except as required by applicable law.  Executive represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

6. Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA"), and that this waiver and release is knowing and voluntary.  Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled.  Executive further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.  Executive acknowledges and understands that revocation must be accomplished by a written notification to the person executing this

Agreement on the Company’s behalf that is received prior to the Effective Date.  The parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

7. California Civil Code Section 1542.  Executive acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

8. Excluded Claims:  Notwithstanding the foregoing, the following are not included the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification Executive may have pursuant to any fully executed  employment or indemnification agreement with the Company; the charter, bylaws or operating agreements of the Company; and Board action; and D&O or other similar insurance policy; or applicable law: (ii) any rights or claims as a shareholder of the Company accruing after Executive no longer holds an officer or director position with the Company; (iii)  any rights or claims which are not waivable as a matter of law; and (iv) any claims for breach of this Agreement.

9. No Pending or Future Lawsuits.  Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees. In addition, the Company represents that it is not aware of any facts that could form the basis to assert any claims against Executive and does not intend to bring any claims on its own behalf or on behalf of any other person or entity against Executive.

10. Trade Secrets and Confidential Information/Company Property.  Executive agrees at all times hereafter to hold in the strictest confidence, and not to use or disclose to any person or entity, any Confidential Information of the Company, including the terms of this Agreement. Executive understands that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom Executive has called or with whom he became acquainted during the term of his employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, or other business information disclosed to Employee by the Company either directly or indirectly, in writing, orally, or by drawings or observation of parts or equipment.

11. Protected Activity Not Prohibited.   Executive understands that nothing in this Agreement shall in any way limit or prohibit Executive from engaging for a lawful purpose in any Protected Activity.  For purposes of this Agreement, “Protected Activity” shall mean filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board.  Notwithstanding any restrictions set forth in this Agreement, Executive understands that he is not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor is Executive obligated to advise the Company as to any such disclosures or communications.  Notwithstanding, in making any such disclosures or communications, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information as defined in this agreement to any parties other than the relevant government agencies.  Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement.

12. No Admission of Liability.  Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive.  No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

13. Costs.  The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

14. ARBITRATION.  THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SANTA CLARA COUNTY, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”).  THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES.  THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION.  TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE.  THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION.  THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD.  THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL

SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW.  THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY.  NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE.  SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

15. Tax Consequences.  The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on his behalf under the terms of this Agreement.  Executive agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon.  Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

16. Section 409A.  It is intended that this Agreement comply with, or be exempt from, Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities or ambiguous terms herein will be interpreted to so comply or be so exempt from Section 409A.  Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.  Any payments under Sections 1.c and 1.d. of this Agreement will be made no later than March 15, 2017.  If not otherwise exempt from Section 409A and to the extent necessary to comply with Section 409A, any COBRA Reimbursements will be subject to the following additional requirements: (a) the amount of expenses eligible for reimbursement during Executive’s taxable year may not affect the expenses eligible for reimbursement in any other taxable year, (b) the reimbursements will be made no later than the last day of Executive’s taxable year immediately following the taxable year in which the expense was incurred, and (c) the right to reimbursement is not subject to liquidation or exchange for another benefit.  The Taxable COBRA Payment, if any, will be paid on the sixtieth (60th) day following Executive’s “separation from service” within the meaning of Section 409A.  The Company and Executive will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Executive under Section 409A.  In no event will the Company reimburse Executive for any taxes that may be imposed or costs incurred as a result of Section 409A.

17. Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement.  Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.  Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

18. No Representations.  Executive represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

19. Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

20. Entire Agreement.  This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, with the exception of the Stock Agreements, as modified herein, the Option Agreements, as modified herein, the PSUs and RSUs, as modified herein, and any Indemnification Agreement referenced herein.

21. No Oral Modification.  This Agreement may only be amended in a writing signed by Executive and the Company’s Chief Executive Officer.

22. Governing Law.  This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions.  Executive consents to personal and exclusive jurisdiction and venue in the State of California.

23. Effective Date.  Executive understands that this Agreement shall be null and void if not executed by him within twenty one (21) days.   Each Party has seven (7) days after that Party signs this Agreement to revoke it.  This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

24. Counterparts.  This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

25. Voluntary Execution of Agreement.  Executive understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees.  Executive acknowledges that:

(a)	he has read this Agreement;
(b)	he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;
(c)	he understands the terms and consequences of this Agreement and of the releases it contains; and
(d)	he is fully aware of the legal and binding effect of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

T.J. RODGERS, an individual

Dated: June 3 , 2016		/s/ T.J.Rodgers
T.J. Rodgers

CYPRESS SEMICONDUCTOR CORPORATION

Dated: June 3 , 2016	By	/s/ Carmine Renzulli
Carmine Renzulli
Executive Vice President

EXHIBIT A

SUPPLEMENTAL RELEASE AGREEMENT

This Supplemental Release Agreement (“Supplemental Release”) is made by and between T.J. Rodgers (“Executive”) and Cypress Semiconductor Corporation (the “Company”) (jointly referred to as the “Parties” and individually referred to as a “Party”).

1. Consideration. In consideration for the Supplemental Release Consideration in Section 1.e. of the Employment Agreement and Release signed between Executive and the Company on ___________, 2016 (the “Employment Agreement”), Executive hereby extends his release and waiver of claims to any claims that may have arisen between the Effective Date (as such term is defined in the Employment Agreement) and the Supplemental Release Effective Date, as defined below.

2. Incorporation of Terms of Release Agreement.  The undersigned Parties further acknowledge that all terms of the Employment Agreement, including, but not limited to, Sections 1.g. (No Further Severance), 4 (Payment of Salary and Receipt of All Benefits), 5 (Release of Claims), and 6 (Acknowledgment of Waiver of Claims under ADEA), 7 (California Civil Code Section 1542), and 10 (Trade Secrets and Confidential Information/Company Property), shall apply to this Supplemental Release and are incorporated herein to the extent that they are not inconsistent with the express terms of this Supplemental Release.

3. Supplemental Release Effective Date.  Executive understands that this Supplemental Release shall be null and void if not executed by him within twenty one (21) days after the end of his employment as Technical Advisor. This Supplemental Release will become effective on the eighth (8th) day after Executive signs this Supplemental Release (the “Supplemental Release Effective Date”), so long as the Employment Agreement and the Supplemental Release have both been signed by the Parties and neither has been revoked by either Party before that date.  The Company will begin providing the Supplemental Release Consideration as soon as applicable in accordance with the terms of that agreement.

4. Voluntary Execution of Agreement. Executive understands and agrees that he executed this Supplemental Release voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees.  Executive acknowledges that:

(a) he has read this Supplemental Release;

(b) he cannot sign the Supplemental Release before the end of the Employment Period, but that he must sign the Supplemental Release no later than twenty one (21) days following the end of the Employment Period;

(c) he has been represented in the preparation, negotiation, and execution of this Supplemental Release by legal counsel of his own choice or has elected not to retain legal counsel;

(d) he understands the terms and consequences of this Supplemental Release and of the releases it contains; and

(e) he is fully aware of the legal and binding effect of this Supplemental Release.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

T.J. RODGERS, an individual

Dated: , 201_
T.J. Rodgers

CYPRESS SEMICONDUCTOR CORPORATION

Dated: , 201_	By
Carmine Renzulli
Executive Vice President